UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2008
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

914 N Jefferson Street	72764
Springdale, Arkansas	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURE

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     AERT signed a Channel Program/Exclusive Supply Agreement with Lowe’s Companies, Inc. (“Lowe’s”) for distribution of all ChoiceDek® brand decking materials and other products and accessories. AERT agreed during the term of the Agreement to distribute and sell only to Lowe’s in the “Home Improvement Channel” (defined as an entity that sells products or services to the public, at wholesale or retail, a significant portion of which are hardware, garden, and/or home improvement products or services) all of its ChoiceDek® brand decking and other ChoiceDek products (and other products having the same or substantially the same formulation and design). However, this exclusive sale commitment excludes and does not restrict sales of AERT’s MoistureShield ® decking materials and products or any of AERT’s deck tile or fencing materials and products. Lowe’s reserves the right to manufacture, distribute and sell products of the same type or class as the ChoiceDek products and the parties may consult and agree from time to time to add or delete products to be subject to such exclusivity provisions. AERT agrees to provide customary support services in connection with the arrangement and to treat Lowe’s as a “most favored customer” as it relates to the ChoiceDek exclusive products. The Agreement covers consumer demand for said products, but does not provide for minimum product purchase commitments. Lowe’s has agreed to promote the ChoiceDek brand with advertising and marketing during this time.
     The initial term of the agreement is two years from January 1, 2009 with automatic one year renewals unless either party gives 120 days prior notice of intention not to renew, although the Agreement may be terminated earlier by either party in the event of a default by the other party or upon termination of AERT’s related Master Standard Buying Agreement with Lowe’s.
     In the event that during the term of the Agreement AERT proposes to sell or transfer any material portion of the AERT business that provides Lowe’s the ChoiceDek exclusive products, Lowe’s is entitled to a 60-day right of first refusal to acquire such business. Lowe’s may terminate the Agreement if it does not exercise such right of first refusal.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ JOE G. BROOKS
Joe G. Brooks,
Chairman and Chief Executive Officer

Date: October 8, 2008